UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 14, 2024

Spectaire Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40976	98-1578608
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

155 Arlington St., Watertown, MA	02472
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 213-8991

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

*	Effective as of August 7, 2024, registrant was delisted from Nasdaq and its common stock is now quoted on the over-the-counter market under the trading symbol “SPEC” and its public warrants under the trading symbol “SPECW.”

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Adjournment of Asset Sale by Lender

As previously disclosed, on October 14, 2024, Spectaire received a notice of event of default and acceleration, as well as a demand for payment, from its senior secured lender, as a result of the failure of its subsidiary borrower to make required payments under the existing loan agreement, dated March 31, 2023 (as subsequently amended, the “Loan Agreement”) between such borrower and Arosa Multi-Strategy Fund LP (the “Lender”). According to such notice, the outstanding obligations to the Lender were approximately $9,140,667 plus a per diem rate of interest of approximately $6,348 to be charged by the Lender each day that such amount remains unpaid following such notice.

The Lender also announced that it intended to conduct a sale of the company’s assets pursuant to Section 9-610 of the New York Uniform Commercial Code on November 15, 2024. However, on November 14, 2024, the Lender announced that it has adjourned such sale indefinitely.

Strategic Alternatives Process

With consent of the Lender, Spectaire is conducting a strategic alternatives process, pursuant to which it is pursuing a full range of alternatives, including a capital infusion, sale, merger, divesture, recapitalization, going private transaction, and other transactions. There can be no assurance that this evaluation will result in one or more transactions, or other strategic changes or outcomes, or, that the terms of any such transactions, changes, or outcomes will be favorable. Even if the Company enters into a definitive agreement, the Company may not be successful in completing a transaction, change or outcome, or, if it completes such a transaction, change or outcome, it may not ultimately enhance value or deliver expected benefits.

Spectaire agreed to pay Theon Capital LLC, with whom it had a preexisting engagement, a fee equal to 3% of the amount of capital raised or transaction value received. The primary owner of Theon Capital is the son of a prior director of Spectaire, Frank Baldesarra, who resigned effective as of August 16, 2024.

Delayed Reporting

Due to lack of funding to support an internal financial reporting team or pay external auditors, Spectaire did not timely file its quarterly report on Form 10-Q for the quarter ended September 30, 2024. It intends to file such report promptly upon receipt of adequate funding.

Previous Announcements

Prior to its delisting from Nasdaq effective August 7, 2024, Spectaire made several announcements regarding business developments and opportunities that have not been fulfilled or consummated or have otherwise been indefinitely postponed for lack of funding. Following its delisting, all financing arrangements previously negotiated by Spectaire were no longer available for Spectaire’s future funding needs, resulting in the termination or abandonment of various projects being pursued by the company and a reduction in the company’s workforce and operations. The announcement of the foreclosure by the company’s senior lender noted above further reduced any available funding options. Examples of prior announcements of key business developments or business opportunities include: on November 13, 2023, Spectaire announced an agreement to sell 12,500 carbon offset credits; on February 29, 2024, Spectaire announced its goal to achieve a production rate of 500 AireCore units per month and related pre-sale of certain inventory; on April 17, 2024, Spectaire announced a distribution arrangement with a strategic partner for sales of units in the oil and gas industry; on July 10, 2024 Spectaire announced the anticipated release of AireCore 2.0 and anticipated shipments to begin in 2025; and on August 6, 2024, Spectaire announced the launch of an innovative carbon credit trading platform designed to make transacting in carbon credits more accessible. None of these announced opportunities or transactions were ultimately consummated or achieved and efforts to complete such transactions would only resume in the event that the company receives a sufficient infusion of capital.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spectaire Holdings Inc.

Date: November 21, 2024	By:	/s/ Brian Semkiw
	Name:	Brian Semkiw
	Title:	Chief Executive Officer

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